Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	January 13, 2015
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS INCREASES IN REVENUE AND NET INCOME OVER THE COMPARABLE PRIOR YEAR PERIOD BUT REVENUE AND NET INCOME DECREASED 5% SEQUENTIALLY.  THE COMPANY INCREASES THE QUARTERLY DIVIDEND $0.03 TO $0.30 PER SHARE.

Milpitas, California, January 13, 2015, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended December 28, 2014.  Quarterly revenues of $352.6 million for the second quarter of fiscal year 2015 increased $18.0 million or 5.4% over $334.6 million reported in the second quarter of fiscal year 2014  but decreased $18.5 million or 5.0% from the previous quarter's revenue of $371.1 million.  Net income of $123.6 million increased $18.9 million or 18.0% over the second quarter of fiscal year 2014  but decreased $5.9 million from the first quarter of fiscal year 2015.  Second quarter net income and earnings per share were positively impacted by a lower effective income tax rate of 22%.  In addition, the Company had no interest expense compared with $12.3 million of interest expense in the second quarter of the prior fiscal year as a result of the extinguishment of the Convertible Senior Notes at the end of fiscal 2014. Diluted earnings per share of $0.51 per share in the second quarter of fiscal year 2015 increased $0.07 per share or 16% over the second quarter of fiscal year 2014  but decreased $.02 per share or 4%  compared to the first quarter of fiscal year 2015.

Our cash, cash equivalents and marketable securities increased by $45.2 million over the first quarter of fiscal year 2015 to $1,073 million.  The Company's Board of Directors approved an increase in the Company's quarterly dividend from $0.27 per share to $0.30 per share. This marked the 23rd consecutive year the Company has increased its dividend. A cash dividend of $0.30 per share will be paid on February 25, 2015 to stockholders of record on February 13, 2015.  During the second quarter the Company generated positive cash flows from operations of $148.0 million or 42% of total revenues.  The Company has historically generated strong cash flows from its operations.  During the second quarter of fiscal year 2015 the Company returned $100.5 million to shareholders in the form of dividends of $65.8 million, representing $0.27 per share and stock purchases of $34.7 million.

 According to Lothar Maier, CEO, “Revenues declined 5% sequentially from our first quarter and were up 5% year over year, which was within our guidance.  We had expected this sequential decline as the second quarter has historically been seasonally weak for us.  Bookings declined slightly although improved as the quarter progressed. The industrial end-market showed the most strength.  As is typical, we expect our major end-markets to improve during the second half of our fiscal year. Compared to the first quarter, gross margin and operating margin of 75.4% and 44.9% were also down modestly on lower revenue but remain industry leading.   Looking ahead, though there remains some weaker pockets of the global economy, our book-to-bill ratio was slightly positive in the December quarter and we typically see strong bookings momentum in the automotive and industrial markets in the March quarter.  Accordingly, we are currently forecasting revenues to grow sequentially by 4% to 7% in our fiscal third quarter.  In addition, now that we no longer have debt to repay, we have increased our cash return to shareholders in the form of larger dividends and share buybacks. We increased our quarterly dividend by 11%.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 29, 2014.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January  14, 2015 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call 785-830-7979, or toll free 800-344-6698 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January  14, 2015 through January 21, 2015. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #8692259.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 21, 2015 until the second quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2014	2014	2013	2014	2013

Revenues	$352,575	$371,060	$334,595	$723,635	$674,952
Cost of sales(1)	86,726	89,007	82,521	175,733	166,522
Gross profit	265,849	282,053	252,074	547,902	508,430
Expenses:
Research and development (1)	65,101	65,600	62,008	130,701	123,520
Selling, general and administrative(1)	42,537	42,089	38,852	84,626	77,530
Total operating expenses	107,638	107,689	100,860	215,327	201,050
Operating income	158,211	174,364	151,214	332,575	307,380
Interest expense	—	—	(6,813)	—	(13,626)
Amortization of debt discount(2)	—	—	(5,524)	—	(10,970)
Interest income and other income	253	581	791	834	1,673
Income before income taxes	158,464	174,945	139,668	333,409	284,457
Provision for income taxes	34,862	45,486	34,917	80,348	71,838
Net income	$123,602	$129,459	$104,751	$253,061	$212,619

Earnings per share:
Basic	$0.51	$0.53	$0.44	$1.04	$0.89
Diluted	$0.51	$0.53	$0.44	$1.03	$0.89

Shares used in determining earnings per share:
Basic	244,033	244,145	239,206	244,067	238,857
Diluted	244,591	244,801	240,670	244,674	240,000

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,223	$2,100	$2,106	$4,323	$4,070
Research and development	10,350	9,791	9,816	20,141	18,978
Selling, general and administrative	5,346	5,056	5,069	10,402	9,799
(2) Amortization of debt discount
(non-cash interest expense)	—	—	5,524	—	10,970

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	December 28, 2014	June 29, 2014
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,072,866	$1,012,787
Accounts receivable, net of allowance for doubtful
accounts of $1,651 ($1,653 at June 29, 2014)	148,584	173,340
Inventories	100,141	91,310
Deferred tax assets and other current assets	99,743	87,276
Total current assets	1,421,334	1,364,713

Property, plant & equipment, net	294,529	277,080
Other noncurrent assets	12,685	13,785
Total assets	$1,728,548	$1,655,578

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$20,017	$28,221
Accrued income taxes, payroll & other accrued liabilities	102,690	141,275
Deferred income on shipments to distributors	47,083	45,619
Total current liabilities	169,790	215,115

Deferred tax and other noncurrent liabilities	120,266	109,094

Stockholders’ equity:
Common stock	1,989,563	1,948,006
Accumulated deficit	(550,813)	(616,992)
Accumulated other comprehensive loss	(258)	355
Total stockholders’ equity	1,438,492	1,331,369
	$1,728,548	$1,655,578

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2014	2014	2013	2014	2013
Cash flow from operating activities:
Net income	$123,602	$129,459	$104,751	$253,061	$212,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,555	13,214	12,792	26,769	25,627
Stock-based compensation	17,919	16,947	16,991	34,866	32,847
Amortization of convertible senior notes discount	—	—	5,524	—	10,970
Excess tax benefit from stock-based compensation	(2,548)	(2,202)	(300)	(4,750)	(1,829)
Change in operating assets and liabilities:	(4,571)	(21,042)	28,986	(25,613)	10,708

Cash provided by operating activities	147,957	136,376	168,744	284,333	290,942

Cash flow from investing activities:
Net (purchases) and proceeds from sale and maturities of available-for-sale securities	(55,632)	(26,426)	9,466	(82,058)	93,018
Purchase of property, plant and equipment	(16,201)	(26,917)	(4,009)	(43,118)	(7,897)

Cash (used in) provided by investing activities	(71,833)	(53,343)	5,457	(125,176)	85,121

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	2,548	2,202	300	4,750	1,829
Issuance of common stock under employee stock plans	12,092	3,323	37,861	15,415	59,516
Purchase of common stock	(34,709)	(34,086)	(12,182)	(68,795)	(26,853)
Payment of cash dividends	(65,822)	(65,739)	(62,023)	(131,561)	(124,082)

Cash used in financing activities	(85,891)	(94,300)	(36,044)	(180,191)	(89,590)

(Decrease) increase in cash and cash equivalents	(9,767)	(11,267)	138,157	(21,034)	286,473
Cash and cash equivalents, beginning of period	146,056	157,323	274,966	157,323	126,650
Cash and cash equivalents, end of period	$136,289	$146,056	$413,123	$136,289	$413,123